Exhibit 10.2

Amendment To Employment Agreement

THIS AMENDMENT (this “Amendment”) is made by and between NAVTEQ CORPORATION (the “Company”), and DAVID B. MULLEN (“Executive”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in that certain Employment Agreement by and between the Company and Executive dated October 1, 2002 (the “Agreement”).

WHEREAS, the Company and Executive are parties to the Agreement; and

WHEREAS, Section 16 of the Agreement provides that the parties may amend the Agreement at any time in writing; and

WHEREAS, the Company and Executive wish to amend the Agreement to incorporate certain changes made necessary by Section 409A of the Internal Revenue Code.

NOW THEREFORE, intending to be legally bound hereby, the parties hereby amend the Agreement as follows:

1.     Section 5(b) of the Agreement is deleted in its entirety and replaced by the following:

                                                                                              (b)           In the event the Employment Period is terminated by the Company without Cause or by Executive with Good Reason (as defined in Section 5(f) below), Executive shall be entitled to (i) receive from the Company an amount equal to Executive’s Base Salary, plus target bonus amount pro-rated for the year based on the date of termination, and (ii) continue to participate in all of the Company’s medical, dental and vision benefit programs (but not any other programs, including bonus and incentive compensation plans and any programs that require continuing status as an active employee in order to participate. e.g., a 401(k) plan, a profit sharing plan, life insurance) for which, and on generally the same terms and conditions as, all senior executive employees of the Company and its Subsidiaries are then generally eligible (other than bonus and incentive compensation plans) from the date of such termination through the first anniversary of the date of such termination.  The amount described in Section 5(b)(i) will be paid within 10 days following the delivery of the General Release described below in Section 5(d), provided that such General Release has by then become irrevocable.

2.     The first sentence of Section 5(d) is deleted in its entirety and replaced with the following:

                                                                                                Notwithstanding anything in this Section 5 to the contrary, Executive shall only be entitled to receive, and the Company shall only be obligated to provide, the payments and benefits set forth in Section 5(b) above if Executive has executed and delivered to the Company a General Release in form and substance substantially similar to Exhibit A attached hereto within 30 days following the termination of the Employment Period and, then, for only so long as Executive has not breached any provision of Section 6 of this Agreement or any provision of that certain Proprietary Information and Inventions Agreement, dated as of the date hereof, by and between Executive and the Company (the “Proprietary Rights Agreement”).

3.     Section 5(f) of the Agreement is deleted in its entirety and replaced with the following:

(f)            For purposes of this Agreement, “Good Reason” means (i) a significant diminution by the Company of Executive’s duties and responsibilities as compared to the duties and responsibilities of Executive as of the date hereof, and/or (ii) a material reduction by the Company of Executive’s Base Salary, unless such reduction is made in connection with a company-wide reduction for budgetary purposes, and/or (iii) Executive is required, as a condition to continued employment with the Company, to perform Executive’s day-to-day duties and responsibilities to the Company at a location that would require Executive to relocate his residence outside of the Chicago metropolitan area;  provided, however, that neither of the foregoing will constitute “Good Reason” unless: (x) Executive provides the Company with written objection of the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Executive resigns his employment within 240 days following the expiration of that cure period.

4.     Section 5 of the Agreement is amended by the addition of a new subsection (g) as follows:

(g)                                  Timing of Payments Following Separation from Service.  Notwithstanding the foregoing, if the termination of employment giving rise to the payments described in Section 5(b) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Section 5(b)(i) will be deferred and will not be paid until such time as Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, to amounts payable under Section 5(b), those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence of this Section 5(g)) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. § 1.409A-1(b)(9)(iii) to amounts payable hereunder.

5.     Except as otherwise amended by this Amendment, the parties hereby confirm that all of the other terms and provisions of the Agreement remain in full force and effect and remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 27 day of September, 2007.

NAVTEQ CORPORATION

By:	/s/ Judson Green

Name & Title:	Judson Green
President & CEO

DAVID B. MULLEN

/s/ David B. Mullen